Code of Ethics

Background
Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain and enforce a written code of ethics that contains, at a minimum, provisions regarding:
1.A standard of business conduct required of supervised persons that reflects fiduciary obligations of the adviser and supervised persons;
2.Compliance with all applicable Federal Securities Laws;

3.Reporting and review of personal Securities transactions and holdings;
4.Reporting of violations of the code; and
5.Distribution of the code and any amendments to each supervised person and a written acknowledgment of their receipt.

The Code has been adopted in compliance with the requirements of Rule 204A-1 of the Advisers Act, Rule 17j-1 under the (“1940 Act”), and other applicable state and federal regulations (collectively the “Securities Laws”).
Rule 17j-1 under the 1940 Act requires each investment Adviser to a registered investment Firm (“RIC”) to adopt a written code of ethics containing provisions reasonably necessary to prevent the Adviser and its Employees from:
•Employing any device, scheme or artifice to defraud the RIC;
•Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;
•Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and
•Engaging in any manipulative practice with respect to the RIC.
•As required by Rule 17j-1(c)(2)(ii), no less frequently than annually, the Firm shall furnish to the board of directors/trustees of a RIC, a written report that:
oDescribes any issues arising under the Code or the related procedures adopted hereunder since the last report to the board of trustees, including, but not limited to, information about material violations of the Code or procedures and the sanctions imposed in response to such material violations; and
oCertifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating the Code.

Risks

In developing these policies and procedures, Framework Digital considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•Employees do not understand the fiduciary duty that they, and Framework Digital, owe to Clients;

•Employees and/or Framework Digital fail to identify and comply with all applicable Federal Securities Laws;

•Access Persons do not report personal Securities transactions;

•Access Persons trade personal accounts ahead of recommendations to Clients or prior to providing recommendations to model portfolio or index subscribers;

•Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•Framework Digital does not provide its Code of Ethics and any amendments to all Employees;

•Employees do not understand the potential Conflicts of Interest;

•Framework Digital Employees may obtain access to market moving research ideas before the ideas are disseminated broadly;

•Framework Digital Employees may possess information regarding recommendations before the recommendations are made to Clients or provided to model portfolio or index subscribers; and

•Framework Digital does not retain Employees’ written acknowledgements that they received the
Code of Ethics and any amendments.

Framework Digital has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws
At all times, Framework Digital and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO or his designee. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Framework Digital to comply with all applicable Federal Securities Laws; and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Framework Digital’s services, and engaging in other professional activities.

Framework Digital expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Framework Digital must act in its Clients’ best interests. Notify the CCO or his designee, promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Framework Digital’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.
Reporting Violations
Improper actions by Framework Digital or its Employees could have severe negative consequences for Framework Digital, its Clients, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO. Any problems identified during the review, may be further escalated to senior management, and will be addressed in ways that reflect Framework Digital’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Firm’s senior management. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CCO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor or to senior management, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), demotion or loss of responsibilities; loss or forfeiture of bonuses or incentive compensation; making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself.3 All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.
For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential

3 Acts or actions by the CCO which may give rise to investigation as a violation shall be referred to the Firm’s senior management.

violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Framework Digital to make any such reports or disclosures and do not need to notify Framework Digital that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Distribution of the Code and Acknowledgement of Receipt

Framework Digital will distribute this Manual, which contains the Firm’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Framework Digital’s policies and procedures described in this Manual, including this Code of Ethics.

Acknowledgement Reporting Procedure

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by Framework Digital’s Compliance Manual, which includes Framework Digital’s Code of Ethics. I understand that any questions about Framework Digital’s Manual (including the Code) should be directed to the CCO.

Personal Securities Transactions

Application

For purposes of this Personal Securities Transactions section, the term “Access Person” includes:
(1) any Employee who (a) has access to nonpublic information regarding the investment recommendations made to Clients or provided to model portfolio or index subscribers, (b) who is involved in making securities recommendations to Clients or providing model portfolios or indices to subscribers; and (2) any other person subject to the Firm’s Compliance Manual and so designated by the CCO by notice to such person due to the nature of their access to certain non-public information.

Not all Employees may be an Access Person subject to the Personal Securities Transaction Section of this Code.

Any Access Person who trades in or for their personal benefit (i.e. personal trading or “PA” trading) should execute trades in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee personal trades must not be timed to precede orders placed for any Client, nor should personal trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Personal Trading Policy Summary

Prohibited Securities – Asset Management Professionals

Generally, and subject to certain exceptions defined more fully below, Access Persons deemed to be involved in the asset management of a specific Fund, may not engage in self-directed personal trading in the equities issued by publicly-traded companies (i.e. stocks) considered for the Fund4 or equities issued by publicly-traded companies held by the Fund, including options thereon (collectively “Prohibited Securities”). Access Persons may only dispose of Prohibited Securities held in their respective personal trading accounts within five (5) days of commencing employment with Framework Digital or with prior approval from the CCO (see Pre-Clearance Procedures section below).

Non-Prohibited Securities Transactions – Single Issuer Equities (i.e. Stocks)

Generally, Access Persons are permitted to transact in equities issued by publicly-traded companies (i.e. stocks) not held in, or considered for, a Fund for which the Access Person is involved in the asset management, provided the Access Person obtains pre-clearance in writing from the CCO or his designee (see Pre-Clearance Procedures section below). Generally, Access Persons who purchase equities issued by publicly-traded companies under this section approved by the CCO or his designee will be required to hold such equities for a minimum of thirty (30) days.

Mutual Funds and Exchange Traded Funds—Non-Framework Digital Managed

Access Persons may purchase and sell open-end mutual funds and open-ended, broad-based exchange traded funds (“ETFs”) not managed by the Adviser, without pre-clearance in reported accounts.
However, transactions in ETFs are subject to this Policy’s Transaction Reporting Requirements (see
Transaction Reporting Requirements section below).

Framework Digital Managed Mutual Funds and ETFs

Mutual Funds and ETFs managed by Framework Digital6 (collectively “Framework Digital Managed Funds”) must be pre-cleared (see Pre-Clearance Procedures section below). Generally, Access Persons who purchase Framework Digital Managed Funds under this section approved by the CCO or his designee will be required to hold such equities for a minimum of thirty (30) days.

Private Placements and Private Offerings

Access Persons may also participate in limited offerings such as hedge funds, private equity funds, or other types of private offerings, subject to the Pre-Clearance and/or Reporting Requirements sections stated below. Generally, accounts in which an Access Person does have or maintain the authority to self-direct the sale or purchase of Prohibited Securities are exempt from the reporting requirement (e.g. Automatic Transaction Accounts such as 401(k), 529(b), 503(b), equity compensation plans and Dividend Reinvestment Accounts). Generally, Access Persons who make investments under this section approved by the CCO or his designee will be required to hold such investments for a minimum of thirty (30) days.

4 The Framework Digital’s CCO or his designee will maintain a document defining the Portfolio Manager’s definition as to the universe of investible securities considered for that Fund and apply such to Access Persons involved in such Fund.

De Minimis Exception

Notwithstanding the above-noted restrictions, personal trading by Access Persons may be exempted where the purchases and sales do not exceed the lesser of either: (1) 0.1% of the Fund’s total assets under management (“AUM”) at the time of purchase or sale; or (2) $25,000, provided issuer’s market capitalization exceeds $5bn at the time of purchase or sale (“De Minimis Transaction”). Such De Minimis Transactions are subject to a thirty (30) day holding period and a blackout period of either: (1) seven (7) days after a transaction in the Fund for personal transactions in the same security; or (2) seven (7) days after a personal transaction for a transaction for the Fund in the same equity.

Personal Securities Transactions meeting the De Minimis Transaction requirements are still subject to pre- clearance requirements.

Other Exceptions

Additionally, personal trading by Access Persons may qualify for an exception due to liquidity, stop-loss, or any other rationale as deemed appropriate within the sole discretion of the CCO and subject to pre- clearance.

Accounts Covered by the Policies and Procedures

Framework Digital’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees or Access Persons exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally by the Access Person or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts (i.e. releases management to authority to a fiduciary such an unaffiliated investment adviser), or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts because the existence of separate finances and/or economic independence without influence. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Framework Digital requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except the following list of Reporting-Exempt Accounts & Securities:

•Direct obligations of the Government of the United States;

•Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•Shares issued by money market funds;

•Shares issued by open-end investment companies (such as mutual funds) registered under the Investment Firm Act of 1940, other than investment companies advised or underwritten by Framework Digital or an affiliate; and

•Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Firm Act of 1940, none of which are advised or underwritten by Framework Digital or an affiliate.

•Shares issued by the employer of an Access Persons or their immediate family (as defined above).

Pre-clearance Procedures

Access Persons wishing to pre-clear a transaction, whether a Prohibited Security, a Framework Digital Managed Fund, or otherwise required to be pre-cleared, must have written clearance before completing the transactions. Request shall be submitted to CCO or his designee. Access Persons must wait for written confirmation that their request has been approved before effectuating the transaction.
Approvals are good for seven (7) days from the date that permission is granted, unless revoked earlier in writing.

Framework Digital may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Access Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Access Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Framework Digital’s pre-clearance procedures.

Framework Digital’s CCO will maintain a Restricted List of Securities with the assistance of investment management personnel that Framework Digital is actively evaluating for purchase or sale in Client accounts, or about which Framework Digital might have received Material Nonpublic Information. The CCO will not pre-clear any personal transactions in Securities that are associated with any issuers on the Restricted List.

Reporting

Framework Digital must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings on the brokerage statement of the account in which the transaction occurred. Each reported transaction and holding must contain, at a minimum, the following information:

•The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership.

•The name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit.

•The date the Access Person submits the report.

Each quarter, Access Persons must report/confirm all Reportable Securities transactions in accounts in which they have a Beneficial Interest.
To assist in the monitoring of employee trading, the Access Person will arrange to ensure duplicate statements of such accounts are forwarded directly from the brokerage firm to the CCO, or provide the same directly to the CCO, on at least a quarterly basis.

Exceptions from Reporting Requirements
There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan (529 college savings plans; 401(k), 503(b), Dividend Reinvestment Accounts or employer compensation equity plans);
•Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis or held in a blind or managed Trust;
•Accounts established for the sole purpose of holding shares of an issuer with whom an Access Person or an immediate family member of an Access Person holds or had held employment with the issuer and the shares were issued as part of the account holder’s compensation as an employee of issuer; or

•Accounts in the name of immediate family members living in the same household who are of the age of majority and are economically independent.

Any investment plans or accounts that may be eligible for these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception from the reporting requirement. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Framework Digital's Code, absent reliance on the reporting exception. Employees or Access Persons who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.
Reliance on this independent or separately managed account exception is conditioned on Framework Digital’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.
Personal Trading and Holdings Reviews
Framework Digital’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

•Frequent and/or short-term trades in any Security, with particular attention paid to potential market- timing;

•Trading opposite of recommendations made for Clients or provided to model portfolio or index subscribers;

•Trading ahead of recommendations made for Clients or provided to model portfolio or index subscribers and
•Trading that appears to be based on Material Nonpublic Information (“MNPI”).

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with recommendations made to Clients or provided to model portfolio or index subscribers as necessary.

Upon review of the report, the CCO will sign-off and date each report quarterly and will prepare a written memorandum of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO, with such actions potentially resulting in sanctions, reprimand, additional trainings, fines, forced trade unwinds, demotion, loss of trading rights, terminating employment for cause, and/or a combination of the foregoing.

Disclosure of the Code of Ethics
Framework Digital will describe its Code of Ethics to its Clients and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Framework Digital’s Code of Ethics should be directed to the CCO or his designee.

Exempt Accounts Certification

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “access person” of Framework Digital Advisors LLC (“Framework Digital”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to Framework Digital. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”
I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

•I have no direct or indirect influence or control over the Accounts;
•If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and
•I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of Framework Digital’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

•I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period <Month YEAR to Month YEAR>;
•Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date:

Conflicts of Interest

Background

Conflicts of interest may exist between various individuals and entities, including Framework Digital, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Framework Digital, its Employees, and/or Clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Section 206(2) of the Advisers Act prohibits investment advisers from engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client whereas Section 206(4) of the Advisers Act prohibits investment advisers from engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. Rule 206(4)-8(a) under the Advisers Act effectively extends this prohibition so as to apply to pooled investment vehicle. A failure to identify, disclose and/or manage a conflict of interest could constitute a violation of any of these provisions.

Risks

In developing these policies and procedures, Framework Digital considered the material risks associated with conflicts of interest. This analysis includes risks such as:

•Employees do not understand what could constitute an actual or apparent conflict of interest;

•Employees engage in conduct that could entail an actual or apparent conflict of interest without giving Framework Digital the opportunity to prevent such activity or take sufficient steps to manage and/or disclose the actual or apparent conflict of interest;

•Framework Digital engages in conduct that could entail an actual or apparent conflict of interest without taking sufficient steps to manage and/or disclose the actual or apparent conflict of interest;

•Framework Digital fails to disclose outside business activities or affiliations as required by applicable law or regulation; and

•The interests of more than one Client or Investor or subscriber to the Firm’s index or model portfolio services are in conflict with each other and Framework Digital does not resolve this conflict or resolves it in a way that is not fair and reasonable to all affected parties, or that disproportionately disadvantages one or more parties.

Policies and Procedures

Framework Digital’s policy is to disclose, mitigate, and/or eliminate all identified conflicts of interest in the best interests of its Clients. In the event that a conflict of interest arises between Framework Digital and its Clients, Framework Digital’s policy is to seek to resolve such conflict as fairly as possible in relation to all parties.

Understanding and Identifying Conflicts of Interest

Framework Digital’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. Employees should refer to applicable sections of this Manual when conducting the activities addressed therein. To the extent such activities entail an actual, potential or apparent conflict of interest, the relevant Manual section will typically provide guidance or instructions as to how to proceed. If an Employee has any questions about the contents of this Manual or any particular section thereof, they should contact the CCO or his designee to discuss further.

Framework Digital requires Employees to complete the attached Compliance Questionnaire upon joining the Firm and at least annually thereafter by submitting the completed questionnaire to the CCO. Many of these questions are intended to identify actual or potential conduct that could constitute an actual, potential or apparent conflict of interest. If an Employee has any questions about the questions included in the Compliance Questionnaire, they should contact the CCO or his designee, to discuss further.

However, written policies and procedures cannot address, and a compliance questionnaire cannot anticipate, every potential conflict. With this in mind, Employees should be cognizant of any and all potential conflicts of interest regardless of whether Framework Digital has contemplated them or not in its existing policies and procedures and/or the Compliance Questionnaire. Upon identifying such a potential conflict of interest, Employees should bring it to the attention of the CCO as soon as possible so that Framework Digital can assess the potential conflict and take the necessary steps to properly address it.

While it is not possible to provide a precise or comprehensive definition of a conflict of interest, Framework Digital is providing the following guidance to better enable Employees to recognize potential conflicts of interest:

•One factor that is common to many conflict of interest situations is the possibility that Framework Digital’s or an Employee’s actions or decisions will be affected because of actual or potential differences between or among the interests of Framework Digital, Clients, and/or the Employee’s own personal interests. If you suspect that any of these parties’ interests may not be aligned and that this could affect your or Framework Digital’s decisions or actions, a potential conflict of interest may exist.

•A situation may be found to involve a conflict of interest even if it does not result in any financial loss to Framework Digital, Clients, or any gain to Framework Digital, certain Clients, certain and/or the Employee, and irrespective of the motivations of Framework Digital or the Employees involved. Such factors should not prevent you from notifying the CCO of a potential conflict of interest.

•Another situation that is common to many conflict of interest situations is when a Framework Digital Employee, officer, owner or principal has outside business activities or conducts work for another entity or an affiliate of the Firm and the interests of that work are in conflict, or present the appearance of conflicts, with the Employee’s work for Framework Digital.

Addressing Conflicts of Interest
As stated above, Framework Digital’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. The following procedures apply to potential conflicts of interest that may not currently be anticipated by such existing policies and procedures.
The CCO is responsible for determining how to address a newly identified potential conflict of interest. Employees should not seek to address a potential conflict of interest without the involvement of the CCO or his designee, unless it is not possible to contact the CCO or his designee, on a timely basis. In such situations, Employees should use good judgment in identifying and responding appropriately to actual or apparent conflicts and notify the CCO or his designee of the potential conflict and their conduct in response as soon as possible thereafter.
The following principles govern Framework Digital’s approach to addressing conflicts of interest.

•To the extent possible, potential conflicts of interest should be resolved in such a way so as to prevent the potential conflict of interest from becoming an actual or apparent conflict of interest.
•To the extent possible, conflicts of interest that involve Framework Digital and/or its Employees on one hand, and Clients on the other hand, will generally be disclosed and resolved in a way that favors the interests of Clients over the interests of Framework Digital and its Employees.
•In some instances, conflicts of interest may arise between Clients. Framework Digital will seek to resolve these conflicts in a way that is as fair and reasonable for all affected parties, even if the ultimate resolution could nevertheless disadvantage or appear to disadvantage one or more of the parties to some extent. If possible, Framework Digital will seek to obtain informed consent to its proposed resolution from the affected parties or their representatives. In all cases, Framework Digital will disclose both the conflict and its ultimate resolution to (at least) the affected parties.
It may sometimes be beneficial for Framework Digital to be able to demonstrate that it carefully considered particular conflicts of interest. The CCO may use the attached Conflicts of Interest Log to document the Firm’s assessment of, and response to, such conflicts.

Compliance Questionnaire
Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services Firm other than Framework Digital?
2. Are you or any members of your immediate family employed by a Firm that provides products or services to Framework Digital?
3. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
4. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services Firm or a Firm that provides products or services to Framework Digital?

5. Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any client or investor?
6. Do you or any members of your immediate family have any other business or personal relationship with any client or investor?
7. Are you or any members of your immediate family employed by any government?
8. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?
9. Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving Framework Digital, you or your immediate family members, and any client or investor?
10. Have you complied with Framework Digital’s requirements regarding the disclosure and approval of outside business activities?
11. Are you aware of any potentially material, non-public information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)

12. Have you improperly transmitted proprietary information between Framework Digital and any prior employers or other individuals or entities?

Question	Yes	No
13. Have you reported all political contributions that you made in the past two years?
14.In the past 10 years, have you been charged with or convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:
•Felony
•Misdemeanor involving investments or an investment-related business, or any fraud, false statements, filings or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

15.In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority found you to have:
•Made a false statement or omission, or been dishonest, unfair, or unethical?
•Been involved in a violation of investment-related regulations or statutes?
•Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

16.In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority:
•Entered an order or injunction against you in connection with an investment-related activity or the making of false representations?
•Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

17.In the past 10 years, has any self-regulatory organization or commodities exchange found you to have:
•Made a false statement or omission?
•Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?
•Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

18. In the past 10 years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?

19. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

Question	Yes	No
20.In the past 10 years, has any domestic or foreign court:
•Enjoined or restrained you in connection with any investment or securities-related activity, or in connection with any false SEC filing?
•Found that you were involved in a violation of investment-related statutes or regulations?
•Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

21. Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?
22.Have you been convicted within ten years of any felony or misdemeanor:
•In connection with the purchase or sale of any security;
•Involving the making of any false filing with the SEC; or
•Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?

23.Are you subject to any order, judgment or decree of any court of competent jurisdiction, entered within the past five years, that restrains or enjoins you from engaging or continuing to engage in any conduct or practice:
•In connection with the purchase or sale of any security;
•Involving the making of any false filing with the SEC; or
•Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, or paid solicitor of purchasers of securities?

24.Are you subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); a federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:
•Bars you from association with an entity regulated by such commission, authority, agency, or officer;
•Bars you from engaging in the business of securities, insurance or banking;
•Bars you from engaging in savings association or credit union activities; or
•Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years?

Question	Yes	No
25.Are you subject to an SEC order that:
•Suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;
•Places limitations on your activities, functions or operations; or
•Bars you from being associated with any entity or from participating in the offering of any penny stock?

26.Are you subject to any order of the SEC within the past five years that orders you to cease and desist from committing or causing a violation or future violation of:
•Any scienter-based anti-fraud provision of the federal securities laws; or
•Section 5 of the Securities Act of 1933?

27. Have you been suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange, or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

28. In the past five years have you filed (as a registrant or issuer), or were you named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or are you the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

29. In the past five years have you been subject to a U.S. Postal Service false representation order, or are you subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the U.S. Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

New employees should skip the remaining questions and explain any marks in shaded boxes below the table.
30. During the past 12 months, have you reported all personal securities transactions and reportable accounts in accordance with Framework Digital’s reporting policies and any policy exceptions granted to you by the CCO or his designee?

31. During the past 12 months, have you reported gifts and entertainment in accordance with Framework Digital’s reporting policies?
32. During the past 12 months, have you traded on or improperly transmitted any material, non-public information?

33. During the past 12 months, have you become aware of any violation of Framework Digital’s Code of Ethics that you did not disclose to the CCO?
34. Are you aware of any unreported identity theft, cyber security, or privacy issues that have arisen in the past 12 months??
35. To the best of your knowledge, during the past 12 months, has Framework Digital and its employees (including yourself) complied with the Firm’s written policies and procedures?
36. Have you had any life events (i.e., birth of a child, marriage, divorce, children/parents moving in) occur over the last 12 months that resulted in accounts (i.e., 529 plans, spouse 401(k) accounts, etc.) that should be reported?

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I have responded to the questions set forth in this Annual Compliance Questionnaire completely and accurately.

Print Name:         Date:

Signature:

Conflicts of Interest Log

Actual or Apparent Conflict between:		Conflict Description	Mitigating Disclosures Summary	Mitigating Controls Summary	Date of Inclusion on the Log[9]
Party or Parties	Party or Parties

9 Conflicts of interest may have been recognized and appropriately addressed prior to their addition to this Conflicts log.
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